Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 793 7500	December 1, 2006 Tim Ryan, The Trout Group 212 477 9007

NEOPROBE ANNOUNCES MODIFICATION OF NOTE TERMS

DUBLIN, OHIO - December 1, 2006 - Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it had completed negotiations for the elimination of certain note covenants and the modification of the maturity of the notes with Great Point Partners LLC,(“Great Point”) the holder of $8.0 million in secured notes that were originally due on December 13, 2008. Great Point has agreed to eliminate the revenue and cash covenants that were in the original notes through the remaining term of the notes. In exchange for the elimination of the note covenants, Great Point will receive an increased annual interest rate of 12%. Under the terms of the amended agreement, Neoprobe gains the option of repaying the notes early without penalty but will be required to pay a portion of proceeds from certain transactions, such as equity raises, to the note holders. Great Point will retain the option to convert its notes into Neoprobe common shares at a fixed conversion price of $0.40 per share but has waived anti-dilution rights under the notes. Additionally, the parties agreed to modify the repayment schedule to include periodic repayments over the course of 2007 and 2008, and to extend the final maturity of the notes to January 7, 2009.

David Bupp, Neoprobe’ President and CEO, said, “The elimination of the key note covenants, the relief from anti-dilution protection and the ability of the company to retire the notes without any prepayment penalty provides Neoprobe with considerable flexibility to manage its capital structure going forward, all without any incremental dilution to the shareholders of Neoprobe.”

David Kroin, a Managing Director of Great Point Partners, said, “The restructuring of the notes provides Neoprobe with a clear path toward repayment of the Notes over a manageable period of time without new dilution for shareholders. We believe these changes will provide Neoprobe greater access to capital and while we maintain our ability to participate in the upside of Lymphoseek. We believe it is in the best long-term interest of the company to permit Neoprobe to further diversify its shareholder base.”

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

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Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.